Exhibit 99.2

MYOMO, INC. PRICES $15.0 MILLION PUBLIC OFFERING OF COMMON STOCK

BOSTON, December 5, 2024 – Myomo, Inc. (NYSE American: MYO) (“Myomo”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper limb paralysis, today announced that it has priced an underwritten public offering of 3,000,000 shares of its common stock at a public offering price of $5.00 per share. Myomo expects the gross proceeds from this offering to be approximately $15.0 million, before deducting the underwriting discount and other offering expenses. In connection with the offering, Myomo has granted the underwriter a 30-day option to purchase up to 450,000 additional shares of its common stock at the public offering price, less the underwriting discount. Myomo expects to close the offering, subject to the satisfaction of customary conditions, on or about December 6, 2024.

Craig-Hallum Capital Group acted as the sole managing underwriter for the offering.

Myomo expects to use the net proceeds of the offering, together with its existing cash and cash equivalents, to accelerate its revenue growth by funding an increase in advertising expenses and headcount to support the expected revenue growth in Myomo’s direct billing channel, along with investments in systems to support growth in the O&P channel and in scaling its operations. In addition, the net proceeds of the offering will be used to fund product development and sustaining engineering activities to enhance the current MyoPro product line and to develop the next generation of Myomo’s products, with the remainder for working capital and general corporate purposes.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-281311), as amended, includng a base prospectus, relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2024 and was declared effective on August 28, 2024. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Myomo has filed a preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering with the SEC on December 4, 2024. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying base prospectus relating to the securities being offered may be obtained, when available, from Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by telephone at (612) 334-6300 or by email at prospectus@chlm.com.

About Myomo

Myomo is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally.

Myomo Inc. | 137 Portland Street 4th Floor  | Boston, MA 02114

TEL: 877.736.9666 www.myomo.com info@myomo.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions Myomo is availing itself. Such forward-looking statements include, but are not limited to, those regarding the anticipated completion of the offering, the anticipated gross proceeds from the offering and the anticipated use of proceeds from the offering. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Myomo assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Myomo’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from the Myomo’s current expectations.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

Alliance Advisors IR

kgolodetz@allianceadvisors.com

212-838-3777

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Myomo Inc. | 137 Portland Street 4th Floor | Boston, MA 02114

TEL: 877.736.9666 www.myomo.com info@myomo.com